Exhibit 99(a)

        Koger Equity, Inc. Announces Dividend on Common Stock

    BOCA RATON, Fla--(BUSINESS WIRE)--Nov. 11, 2003--Koger Equity, Inc. (NYSE:KE) announced today that its Board of Directors declared a quarterly dividend of $0.35 per share to be paid on February 5, 2004, to shareholders of record on December 31, 2003.

    About Koger Equity

    Koger Equity, Inc. owns and operates 126 office buildings, containing 9.21 million rentable square feet, located primarily in 18 suburban office projects in ten cities in the Southeastern United States and Texas.
    For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

    CONTACT: Investor Relations
             Thomas Brockwell, 800-850-2037
             or
             Integrated Corporate Relations
             Brad Cohen, 203-222-9013